Exhibit 10.4

Form of Lamb Weston Holdings, Inc. Leveraged Performance Share Agreement

NOTICE OF GRANT

PERFORMANCE SHARES

LAMB WESTON HOLDINGS, INC. 2016 STOCK PLAN

(AS AMENDED AND RESTATED AS OF JULY 20, 2017)

Lamb Weston Holdings, Inc., a Delaware corporation (the “Company”), has awarded to the Participant, as identified below, the number of Performance Shares (the “Performance Shares”) set forth below. The Performance Shares are subject to all of the terms and conditions as set forth in this Notice of Grant (the “Notice”) as well as in the Company’s 2016 Stock Plan (as amended and restated as of July 20, 2017) (the “Plan”) and the Performance Share Agreement (the “Agreement”), both of which are attached hereto and incorporated in their entirety.  Each Performance Share represents the right to receive one share of Stock on the Payment Date (as defined in the Agreement), subject to achievement of the Performance Targets (as defined in the Agreement) and the other terms and conditions of this award. The number of Performance Shares that may be earned, if any, may range from 50% of the Target Number of Performance Shares, if the minimum Performance Targets and other conditions are met, to 300% of the Target Number of Performance Shares (the “Maximum Number of Performance Shares”), if the maximum Performance Targets and other conditions are met.  Capitalized terms not explicitly defined in this Notice but defined in the Plan or the Agreement will have the same definitions as in the Plan or the Agreement. In the event of any conflict between the terms of the Award and the Plan, the terms of the Plan will control.

Participant:	/$ParticipantName$/
Employee ID:	/$ParticipantID$/
Target Number of Performance Shares:	/$TargetAwardsGranted$/
Maximum Number of Performance Shares:	/$MaxAwardsGranted$/
Date of Grant:	[______], 2022
Vesting Date:	May 25, 2025, subject to the terms and conditions set forth in Section 2 of the Agreement and Exhibit A to the Agreement.
Dividend Equivalents:	Yes, dividend equivalents will be accumulated on earned Performance Shares, but no amounts are paid, until the Payment Date of the Performance Shares, in accordance with Section 7 of the Agreement.

By the Company’s signature below and by the Participant’s clicking the “Accept” button online, the Company and the Participant agree that the Performance Shares are governed by this Notice and by the provisions of the Plan and the Agreement, both of which are attached to and made a part of this document.  The Participant acknowledges receipt of copies of the Plan and the Agreement, represents that the Participant has read and is familiar with their provisions, and hereby accepts the Performance Shares subject to all of their terms and conditions.

The Company has caused this Notice and the Agreement to be effective as of the Date of Grant.

LAMB WESTON HOLDINGS, INC. By: Date: __________________________	PARTICIPANT /$ParticipantName$/ Date: /$CurrentDate$/

PERFORMANCE SHARE AGREEMENT

LAMB WESTON HOLDINGS, INC. 2016 STOCK PLAN

(AS AMENDED AND RESTATED AS OF JULY 20, 2017)

Lamb Weston Holdings, Inc., a Delaware corporation (the “Company”), has awarded the Participant, as named in the Notice of Grant (the “Notice”), to which this Performance Share Agreement (this “Agreement”) is attached, a Performance Share Award (the “Performance Shares”) that is subject to the Company’s 2016 Stock Plan (as amended and restated as of July 20, 2017) (the “Plan”), the Notice, and this Agreement, for the number of Performance Shares indicated in the Notice.  In the event of any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control.

1.Definitions.  Capitalized terms used herein without definition have the meanings set forth in the Plan. The following terms shall have the respective meanings set forth below:
(a)“Change of Control” shall mean the occurrence of any of the following events:
(i)	Individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any person becoming a member of the Board subsequent to the effective date of the Plan whose election, or nomination for the election by the Company’s stockholders, was approved by a vote of at least a majority of the Board members then comprising the Incumbent Board shall be, for purposes of this clause (i), considered as though such person were a member of the Incumbent Board as of the effective date of the Plan;
(ii)	Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the Voting Power of the reorganized, merged or consolidated entity;
(iii)	Any person becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person, any securities acquired directly from the Company or its affiliates) representing 30% or more of the Voting Power of the Company’s then outstanding securities;
(iv)	A liquidation or dissolution of the Company; or
(v)	The sale of all or substantially all of the assets of the Company.
(b)“Continuous Employment” shall mean the absence of any interruption or termination of employment with the Company and its Subsidiaries and the performance of substantial services.  Continuous Employment shall not be considered interrupted or terminated in the case of sick leave, short-term disability (as defined in the Company’s sole discretion), military leave or any other leave of absence approved by the Company unless and until there is a Separation from Service (as defined in Section 1(f) below).
(c)“Early Retirement” shall mean Separation from Service with the Company and its Subsidiaries when the Participant (i) is at least age 55, and (ii) has at least ten years of credited service with the Company and its Subsidiaries.
(d)“Normal Retirement” shall mean a Separation from Service with the Company and its Subsidiaries on or after attaining age 65.
(e) “Performance Period” shall mean the three-year period commencing on May 30, 2022 and ending on May 25, 2025.
(f)“Performance Targets” shall mean the applicable performance goals set forth on Exhibit A.
(g)“Separation from Service,” “termination of employment” and similar terms shall mean the date that the Participant incurs a “separation from service” within the meaning of Section 409A of the Code.  As used in connection with the definition of “Separation from Service,” the term “Company” includes Lamb Weston Holdings, Inc. and any other entity that, with Lamb Weston Holdings, Inc., constitutes a controlled group of corporations (as defined in Section 414(b) of the Code), or a group of trades or businesses

(whether or not incorporated) under common control (as defined in Section 414(c) of the Code), substituting 25% for the 80% ownership level for purposes of both Sections 414(b) and Section 414(c) of the Code.
(h)“Specified Employee” is as defined under Section 409A of the Code and Treasury Regulation Section 1.409A-1(i).
(i)“Successors” shall mean the beneficiaries, executors, administrators, heirs, successors and assigns of a person.
2.Vesting of Performance Shares.
(a)Normal Vesting.  Subject to the terms and conditions of the Notice, the Plan, this Agreement and Exhibit A to this Agreement, the Performance Shares covered by this Agreement shall become nonforfeitable (“Vest” or similar terms) to the extent that:
(i)	Except as provided in Section 2(b) or Section 2(c) below, the Participant remains Continuously Employed by the Company or a Subsidiary through the Vesting Date; and
(ii)	The applicable Performance Targets set forth on Exhibit A for the Performance Period are achieved, which level of achievement must be certified by the Committee in writing within 90 days after the end of the Performance Period (the “Committee Determination Date”).

Any Performance Shares that do not satisfy both Section 2(a)(i) and Section 2(a)(ii) will be forfeited.

(b)Termination of Employment.  If, prior to the Vesting Date, the Participant’s employment with the Company and its Subsidiaries shall terminate:
(i)	by reason of Normal Retirement on or after the date that is 12 months following the Date of Grant, the Performance Shares shall remain subject to performance through the end of the Performance Period and shall become fully Vested (based upon actual achievement of the applicable Performance Targets set forth in Exhibit A).
(ii)	by reason of Early Retirement, by the Participant for Good Reason, by the Company other than for Cause, or due to the Participant’s death or disability, the Performance Shares shall remain subject to performance through the end of the Performance Period and shall become Vested (based upon actual achievement of the applicable Performance Targets set forth in Exhibit A) in accordance with the terms and conditions of this Section 2 on a pro-rata basis in an amount equal to the product of (A) the number of Performance Shares in which the Participant would have Vested in accordance with the terms and conditions of this Section 2 if the Participant had remained Continuously Employed from the Date of Grant until the Vesting Date (or, if earlier, the occurrence of a Change of Control to the extent a Replacement Award is not provided), multiplied by (B) a fraction, the numerator of which is the total number of calendar days during which the Participant was employed by the Company or a Subsidiary during the period beginning on May 30, 2022 and ending on the Separation from Service and the denominator of which is the total number of calendar days beginning on May 30, 2022 and ending on May 25, 2025, rounded to the nearest whole number of Performance Shares; provided, however, that such Performance Shares shall not vest in the event of an Early Retirement that occurs less than 12 months following the Date of Grant.
(iii)	for Cause or any reason other than as described in Sections 2(b)(i) or 2(b)(ii) prior to the Vesting Date, then all Performance Shares, whether Vested or unvested prior to the Vesting Date, shall be immediately forfeited without further consideration to the Participant.

For the avoidance of doubt, any Vested Performance Shares pursuant to Sections 2(b)(i) or 2(b)(ii) will be settled pursuant to Section 3(a) hereof.

(c)Accelerated Vesting in Connection with a Change of Control.
(i)	If a Change of Control occurs prior to the end of the Performance Period, and the Participant has been in Continuous Employment between the Date of Grant and the date of such Change of Control, then the Participant shall Vest in a number of Performance Shares equal to the greater of (A) the number of Performance Shares in which the

Participant would Vest based on actual performance through the most recent date prior to the Change of Control for which achievement of Performance Targets can reasonably be determined, as certified by the Committee as constituted immediately prior to the Change of Control and (B) the target number of Performance Shares subject to this Agreement, rounded to the nearest whole number of Performance Shares, except to the extent that (I) such Performance Shares have previously been forfeited, or (II) a Replacement Award is provided to the Participant to replace, continue or adjust the outstanding Performance Shares (the “Replaced Award”).
(ii)	If a Change of Control occurs after the end of the Performance Period but before the Committee Determination Date, then all Performance Shares earned based on performance (to be measured on or prior to the date of the Change of Control) will become 100% Vested, except to the extent that (A) such Performance Shares have previously been forfeited, or (B) a Replacement Award is provided to the Participant to replace, continue or adjust the outstanding Performance Shares.
(iii)	If, within a period of two years following a Change of Control, the Participant’s employment with the Company, a Subsidiary or any of its or their successors after the Change of Control (as applicable, the “Successor Company”) is terminated by the Participant for Good Reason or by the Successor Company other than for Cause prior to the Vesting Date, to the extent that the Replacement Award has not previously been Vested or forfeited, the Replacement Award will become 100% Vested (and become entitled to settlement as specified in Section 3(b)(i)).
(iv)	For purposes of this Agreement, a “Replacement Award” means an award (A) of the same type as the Replaced Award (i.e., restricted stock or restricted stock units) but with any remaining performance conditions of the Replaced Award deemed satisfied at the greater of (I) the actual level of performance as of the Change of Control, and (II) the target level of performance, in each case without proration, and subject to continued service through the Vesting Date, (B) that has a value at least equal to the value of the Replaced Award, including at the deemed level of performance as determined in clause (A) above, as applicable, (C) that relates to publicly traded equity securities of the Successor Company in the Change of Control (or another entity that is affiliated with the Successor Company following the Change of Control), (D) the tax consequences of which for such Participant under the Code, if the Participant is subject to U.S. federal income tax under the Code, are not less favorable to the Participant than the tax consequences of the Replaced Award, and (E) the other terms and conditions of which are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent change of control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or ceasing to be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding two sentences are satisfied. The determination of whether the conditions of this Section 2(c)(iv) are satisfied will be made in good faith by the Committee, as constituted immediately before the Change of Control, in its sole discretion.
(v)	For purposes of this Agreement, “Cause” means: (A) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Successor Company (other than any such failure resulting from termination by the Participant for Good Reason) after a demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Successor Company believes that the Participant has not substantially performed the Participant’s duties, and the Participant has failed to resume substantial performance of the Participant’s duties on a continuous basis within five days of receiving such demand; (B) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Successor Company, monetarily or otherwise; or (C) the Participant’s conviction of, or plea of nolo contendere to, (I) a felony or (II) a misdemeanor which impairs the Participant’s ability substantially to perform the Participant’s duties with the Successor Company. For the purposes of this definition, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Successor Company.
(vi)	For purposes of this Agreement, “Good Reason” means: (A) any material failure of the Successor Company to comply with and satisfy any of the terms of any employment or change in control (or similar) agreement between the Successor Company and the Participant pursuant to which the Participant provides services to the Successor Company; (B) any significant involuntary reduction of the authority, duties or responsibilities held by the Participant immediately prior to the Change of Control (and, for the avoidance of doubt, involuntary removal of the Participant from an officer position that the Participant holds immediately prior to the Change of Control will not, by itself, constitute a significant involuntary reduction of the authority, duties or responsibilities held by the Participant immediately prior to the Change of Control); (C) any material involuntary reduction in the aggregate target cash remuneration opportunity of the Participant as in effect immediately prior to the Change of Control; or (D) requiring the Participant to become based at any office or location more than 50 miles from the office or location at which the Participant was based immediately prior to such Change of Control, except for travel reasonably required in the performance of the Participant’s responsibilities; provided, however, that no termination shall be deemed to be for Good Reason unless (I) the Participant provides the Successor Company with written notice setting forth the specific facts or circumstances constituting Good Reason within ninety days after the initial existence of the occurrence of such facts or circumstances, (II) the Successor Company fails to cure such facts or circumstances within thirty days of its receipt of such written notice, and (III) the Participant actually terminates employment within thirty days following the end of the Successor Company’s thirty-day cure period, if such event or circumstance has not been cured.
(vii)	If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding Performance Shares which at the time of the Change of Control are not subject to a "substantial risk of forfeiture" (within the meaning of Section 409A of the Code) will be deemed to be Vested at the time of such Change of Control (and such Vested Performance Shares shall be settled in accordance with Section 3(b)(ii) below).
(d)Forfeiture of Performance Shares.  Subject to Section 2(b)(iii), any Performance Shares that have not Vested pursuant to Section 2(a), Section 2(b), or Section 2(c) will be forfeited automatically and without further notice (including if the Participant ceases to be in Continuous Employment prior to the Vesting Date for any reason other than as described in Section 2(b) or Section 2(c)).
3.Settlement of Performance Shares.
(a)Normal.  Subject to Section 3(b), the Company will issue to the Participant one share of Stock for each Vested Performance Share as soon as practicable following the later of (x) the Committee Determination Date and (y) the Vesting Date, but in no event later than 30 days following the later such time (the “Payment Date”).
(b)Other Settlement Events.  Notwithstanding Section 3(a), to the extent the Performance Shares are Vested Performance Shares on the dates set forth below and to the extent the Vested Performance Shares have not previously been Vested, forfeited or settled, the Company will settle such Vested Performance Shares as follows:
(i)	Separation from Service. If there are such Vested Performance Shares upon the Participant's Separation from Service (including after taking into account any Performance Shares that become Vested Performance Shares following certain terminations described in Section 2(b)(ii) or (2(c)), within 60 days of the Participant's Separation from Service, one share of Stock will be issued for each such Vested Performance Share
(ii)	Change of Control. If there are such Vested Performance Shares upon a Change of Control, one share of Stock will be issued for each such Vested Performance Share as of the date of the Change of Control; provided, however, that if such Change of Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, the Participant is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to Section 3 as though such Change of Control had not occurred.
(c)Payment of Taxes Upon Settlement. As a condition of the issuance of shares of Stock upon settlement of Performance Shares hereunder, the Participant agrees to remit to the Company at the time of settlement any taxes or other amounts required to be withheld by the Company under Federal, State or local law as a result of the settlement of the Performance Shares. As a condition of the issuance of shares of Stock upon settlement of Performance Shares hereunder, the Participant agrees that the Company will deduct from the total shares to be issued as a result of the Vesting of the Performance Shares a sufficient number of shares to satisfy the required statutory withholding amount, which may exceed the minimum statutory tax withholding amount only if it would not cause adverse accounting or tax consequences for the Company or a Subsidiary.
(d)Specified Employee.  Notwithstanding anything (including any provision of the Agreement or the Plan) to the contrary, if a Participant is a Specified Employee and if the Performance Shares are subject to Section 409A of the Code, payment to the Participant on account of a Separation from Service shall, to the extent required to comply with Treasury Regulation Section 1.409A-3(i)(2), be made to the Participant on the earlier of (i) the Participant’s death or (ii) the first business day (or within 30 days after such first business day) that is more than six months after the date of Separation from Service.  Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Company or any Subsidiary for purposes of any payments under this Agreement which are subject to Section 409A of the Code until the Participant has incurred a Separation from Service.  In the Company’s sole and absolute discretion, interest may be paid due to such delay.  Further, any interest will be calculated in the manner determined by the Company in its sole and absolute discretion in a manner that qualifies any interest as reasonable earnings under Section 409A of the Code.  Dividend equivalents will not be paid with respect to any dividends that would have been paid during the delay if the Stock had been issued.  To the extent required for purposes of Section 409A of the Code, each installment that vests under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.
4.Non-Transferability of Performance Shares. The Performance Shares may not be assigned, transferred, pledged or hypothecated in any manner (otherwise than by will or the laws of descent or distribution) nor may the Participant enter into any transaction for the purpose of, or which has the effect of, reducing the market risk of holding the Performance Shares by using puts, calls or similar financial techniques. The Performance Shares subject to this Agreement may be settled during the lifetime of the Participant only with the Participant or the Participant’s guardian or legal representative. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of the Performance Shares or any related rights to the Performance Shares that is contrary to the provisions of this Agreement or the Plan, or upon the levy of any attachment or similar process upon the Performance Shares or such rights, the Performance Shares and such rights shall immediately become null and void. The terms of this Agreement shall be binding upon the Successors of the Participant.
5.Stock Subject to the Performance Shares; Compliance with Law.  The Company will not be required to issue or deliver any shares of Stock or any certificate or certificates for shares of Stock  with respect to the Participant’s Performance Shares until such shares have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange on which outstanding shares of the same class are then listed and until the Company has taken such steps as may, in the opinion of counsel for the Company, be required by law and applicable regulations, including the rules and regulations of the Securities and Exchange Commission, and state securities laws and regulations, in connection with the issuance of such shares, and the listing of such shares on each such exchange.
6.Rights as Stockholder.  The Participant or his/her Successors shall have no rights as stockholder with respect to any Performance Shares or underlying shares covered by this Agreement until the Participant or his/her Successors shall have become the beneficial owner of such shares on the Payment Date.
7.Dividend Equivalents.  Upon the payment of earned Performance Shares as of the Payment Date, the Participant shall receive additional shares of Stock equal in value to the accrued dividend equivalents. The amount of dividend equivalents for each Performance Share earned shall equal the dividends paid on one share of Stock for each dividend whose record date occurs during the period between the Date of Grant and the Payment Date.
8.Adjustments Upon Changes in Capitalization; Change of Control.  In the event of any change in corporate capitalization, corporate transaction, sale or other disposition of assets or similar corporate transaction or event involving the Company as described in Section 5.5 of the Plan, the Committee shall make equitable adjustment as it determines necessary and appropriate in the number and type of shares subject to this Agreement; provided, however, that no fractional share shall be issued upon subsequent settlement of the Performance Shares.  No adjustment shall be made if such adjustment is prohibited by Section 5.5 of the Plan (relating to Section 409A of the Code).
9.Notices.  Each notice relating to this Agreement shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to its principal Office in Eagle, Idaho, Attention: Compensation. Each notice to the Participant or any other person or persons entitled to shares issuable upon settlement of the Performance Shares shall be addressed to the Participant’s address and may be in written or electronic form. Anyone to whom a notice may be given under this Agreement may designate a new address by giving notice to the effect.
10.Benefits of Agreement. This Agreement shall inure to the benefit of and be binding upon each successor of the Company. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be binding upon the Participant's Successors. This Agreement shall be the sole and exclusive source of any and all rights which the Participant or his/her Successors may have in respect to the Plan or this Agreement.
11.No Right to Continued Employment.  Nothing in this Agreement shall interfere with or affect the rights of the Company or the Participant under any employment agreement or confer upon the Participant any right to continued employment with the Company or a Subsidiary.
12.Resolution of Disputes.  Any dispute or disagreement which should arise under or as a result of or in any way related to the interpretation, construction or application of this Agreement will be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive for all purposes. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of Delaware.
13.Section 409A of the Code.  To the extent applicable, this Agreement is intended to comply with Section 409A of the Code and any regulations or notices provided thereunder.  This Agreement and the Plan shall be interpreted in a manner consistent with this intent. The Company reserves the unilateral right to amend this Agreement on written notice to the Participant in order to comply with Section 409A of the Code.  The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.  None of the Company or any Subsidiary, or any of its or their contractors, agents and employees, nor the Board or any member of the Board, shall be liable for any consequences of any failure to follow the requirements of Section 409A of the Code or any guidance or regulations thereunder.
14.Clawback Policy and Stock Ownership Guidelines.  Shares of Stock issued upon settlement of the Performance Shares shall be subject to any stock ownership guidelines of the Company applicable to the Participant. In addition to the clawback described in Section 18(c) of this Agreement, this Agreement and the Performance Shares are subject to the Company’s clawback policy as may be in effect from time to time, including, as applicable, being subject to recoupment or clawback by the Company on the terms and conditions as provided for under Section 10D of the Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Stock may be traded.
15.Amendment.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.
16.Severability.  If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

17.Electronic Delivery.  The Company may, in its sole discretion, deliver any documents related to the Performance Shares and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.Restrictive Covenants.
(a)Confidentiality.  It is a condition to the Participant’s receipt of the Performance Shares that the Participant execute and agree to the terms of the Company or a Subsidiary’s current and applicable Confidentiality Agreement (the “Confidentiality Agreement”).  By electronically accepting this Agreement, the Participant acknowledges that the Participant has either already entered into such Confidentiality Agreement with the Company or a Subsidiary as of the date of acceptance or will enter into such agreement within 30 days of the Participant’s receipt of this grant of Performance Shares.  If such execution is required and the Participant does not sign and return the Confidentiality Agreement as prompted by the Workday HR system within 30 days of the Participant’s receipt of this grant of Performance Shares, this grant of Performance Shares and any rights to the Performance Shares will terminate and become null and void.  The Participant further acknowledges that as consideration for the Participant’s agreement to the terms of the Confidentiality Agreement, the Company is providing the Participant with the opportunity to participate in this grant of Performance Shares under the Plan and receive the Performance Shares evidenced by this Agreement.  The Participant understands that this acknowledgment shall be deemed a part of the Confidentiality Agreement and is to be interpreted in a manner consistent with its terms.
(b)Non-Competition and Non-Solicitation.  By electronically accepting this Agreement, the Participant acknowledges that the Participant has received or will receive specialized training, trade secrets and confidential information from the Company and, in consideration thereof, agrees to the non-competition and non-solicitation provisions set forth in Exhibit B to this Agreement (the “Non-Competition and Non-Solicitation Obligations”). The Participant further acknowledges that as consideration for the Participant’s agreement to the terms of the Non-Competition and Non-Solicitation Obligations, the Company is providing the Participant with the opportunity to participate in this grant of Performance Shares under the Plan and receive the Performance Shares evidenced by this Agreement. Notwithstanding the foregoing, if the Participant is a resident of the state of California, the Participant will not be bound by the Non-Competition and Non-Solicitation Obligations.
(c)Violation of Restrictive Covenants. Notwithstanding anything herein to the contrary, if the Participant breaches the Confidentiality Agreement or, if applicable, any of the Non-Competition and Non-Solicitation Obligations, (i) the Participant shall forfeit all Performance Shares and related dividend equivalents evidenced by this Agreement, effective on the date on which the Participant first breached such agreement or obligation(s) and (ii) if such breach occurs within 1 year following (A) the Vesting Date or (B) to the extent Section 3(b) applies, the applicable settlement date, all shares of Stock issued or transferred to the Participant pursuant to this Agreement shall be returned by the Participant to the Company within 30 days after the Company has provided notice to the Participant of such breach and, if such shares of Stock have been sold by the Participant, an amount equal to the proceeds from such sale (determined without regard to any taxes paid) shall become due and payable by the Participant to the Company within 30 days after the Company has provided notice to the Participant of such breach. Notwithstanding the foregoing, the Committee, in its sole discretion, may waive the Participant obligations described in clause (i) and (ii) at any time if deemed to be in the best interests of the Company. The Participant acknowledges and agrees that it would be inequitable for the Participant to benefit from the Performance Shares should the Participant breach the Confidentiality Agreement or, if applicable, any of the Non-Competition and Non-Solicitation Obligations.
(d)Remedies; Government Investigations; DTSA. The Participant acknowledges and agrees that the rights and remedies set forth in this Section 18 are in addition to and are not intended to limit any other rights or remedies the Company may have available to it, both during and at any time after the termination of the Participant’s employment with the Company, including, without limitation, any rights or remedies the Company may have under the Confidentiality Agreement or other similar agreements.  Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and, for purpose of clarity, the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Act.  Furthermore, the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

Exhibit B

Non-Competition and Non-Solicitation Provisions

1.	Definitions. Unless otherwise defined, capitalized terms used in this Exhibit B shall have the meanings given to them in the Agreement or the Plan, as applicable. As used in this Exhibit B:
(a)	“Company” shall include all Subsidiaries of the Company.
(b)	“Competing Organization” is defined as any organization that researches, develops, manufactures, markets, distributes and/or sells one or more Competing Products/Services.
(c)	“Competing Products/Services” means any products, services or activities (including, without limitation, products, services or activities in the planning or development stage during the Non-Compete Period) that compete, directly or indirectly, in whole or in part, with one or more of the material products, services or activities (including, without limitation, products, services or activities in the planning or development stage during the Non-Compete Period) produced, provided, or engaged in by the Company or its affiliates at the time of the Participant’s termination of employment with the Company and with which the Participant worked or about which the Participant obtained any trade secret or other Confidential and Proprietary Information at any time during the five (5) years immediately preceding the Participant’s termination of employment with the Company. “Material products, services or activities” means the development, manufacture or production of packaged potato, sweet potato, appetizer and vegetable products for the retail, foodservice or institutional channels. If the products manufactured, sold or marketed by the Company are expanded at any time during the Participant's employment, such additional products will be deemed to be “material products, services or activities” for all purposes under this Agreement.
(d)	“Confidential and Proprietary Information” is defined as information and data of any kind, in any form, not generally available to the public, concerning any matters affecting or relating to the Company, including but not limited to: names, addresses, and any other characteristics identifying information or aspects of existing or potential Company customers, employees, vendors or suppliers; the business or operations of the Company and/or the financials, products, drawings, plans, processes; or other data of the Company not generally known or available outside of the Company. This definition also includes derivations of Confidential and Proprietary Information, including any information derived, summarized or extracted from any of the foregoing whether observed in writing, electronically, mechanically, and/or orally during the Participant’s employment with the Company.
(e)	“Employee” (including its plural) means any person employed by the Company.
(f)	“Non-Compete Period” means the period from the date of the Agreement through the twelve-month period following the Participant’s termination of employment with the Company for any reason.
(g)	“Prohibited Capacity” is defined as (i) any same or similar capacity to that the Participant held at any time during the last three years of employment with the Company prior to the date of the Participant’s termination of employment from the Company; (ii) any executive or managerial capacity; (iii) any marketing or sales capacity; or (iv) any capacity in which the Participant’s knowledge of Confidential and Proprietary Information would render the Participant’s assistance to a Competing Organization a competitive advantage.
(h)	“Restricted Geographic Area” is defined as all countries, territories, parishes, municipalities and states in which the Company is doing business or is selling its products at the time of the Participant’s termination of employment with the Company, including, but not limited to, every parish and municipality in the state of Louisiana.[1] The Participant acknowledges that this geographic scope is reasonable given the Participant’s position with the Company, the international scope of the Company’s business, and the fact that the Participant could compete with the Company from anywhere the Company does business.
(i)	“Trade Secret” means information possessed by or developed for the Company, including, without limitation, any compilation of data, program, device, method, system, technique or process, where: (i) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, (ii) the information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances, or (iii) information that constitutes a “trade secret” under the Idaho Trade Secrets Act, IDAHO STAT. § 48-801(5) and/or under the DTSA.
2.	Non-Competition. During the Non-Compete Period, the Participant agrees that he or she will not, within the Restricted Geographic Area, be employed by, work for, consult with, provide services to, or lend assistance to any Competing Organization in a Prohibited Capacity.
3.	Non-Solicitation. The Participant recognizes and agrees that the Company has a legitimate business interest in restricting potential competitors from hiring Employees who possess or otherwise may have or had access to the Company’s or any of its affiliates’ Confidential and Proprietary Information or Trade Secrets. Therefore, the Participant agrees that during the Participant’s employment with the Company and through the twelve-month period following the termination of the Participant’s employment with the Company, the Participant shall not directly or indirectly through any other person or entity recruit, induce, or attempt to induce any Employee to terminate his or her employment with the Company or otherwise interfere in any way with the employment relationship between the Company and its Employees. This restriction includes, but is not limited to: (a) identifying Employees as potential candidates for employment by name, background or qualifications; (b) recruiting or soliciting Employees; and/or (c) participating in any pre-employment interviews with Employees.
4.	California Residents. Notwithstanding anything in the Agreement or in this Exhibit A, if the Participant is a resident of the state of California, the non-competition and non-solicitation obligations described in this Exhibit A shall not apply.

1 These Louisiana parishes currently include Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, La Salle, Lafayette, Lafourche, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John The Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana and Winn.